EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

Lori A. Gwizdala, CFO

989-839-5350

Northwestern Bancorp, Inc. Shareholders Approve Strategic Partnership

with Chemical Financial Corporation

Midland, MI and Traverse City, MI. May 16, 2014---Chemical Financial Corporation (“Chemical”) (Nasdaq: CHFC), the holding company for Chemical Bank, and Northwestern Bancorp, Inc. (“Northwestern”), the holding company for Northwestern Bank, today announced that the shareholders of Northwestern have approved the Agreement and Plan of Merger, dated March 10, 2014, pursuant to which Chemical will acquire all of the outstanding shares of Northwestern’s common stock in an all cash transaction valued at $120 million.

Completion of the transaction remains subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank, with 157 banking offices spread over 38 counties in the lower peninsula of Michigan. At March 31, 2014, Chemical had total assets of $6.34 billion. Chemical Financial Corporation’s common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

About Northwestern Bancorp, Inc.

Northwestern Bancorp, Inc. is the parent holding company for Northwestern Bank, a Michigan chartered savings bank. Northwestern Bank is headquartered in Traverse City, Michigan and offers banking, investment and trust services and employee benefit services through 25 office locations in northern Michigan. At March 31, 2014, Northwestern Bancorp, Inc. had $844 million in total assets, $492 million in total loans, $758 million in total deposits and $1.1 billion in assets under management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements regarding Chemical Financial Corporation’s outlook or expectations with respect to the planned strategic partnership with Northwestern Bancorp, Inc., including the expected costs to be incurred and cost savings to be realized in connection with the transaction, the expected impact of the transaction on Chemical’s future financial performance (including anticipated accretion to earnings per share, tangible book value earn-back period and internal rate of return), the assumed purchase accounting adjustments and intangibles and other key transaction assumptions, and consequences of Northwestern’s integration into Chemical. Words such as “anticipated,” “estimated,” “expected,” “projected,” “assumed,” “approximately,” “continued,” “should,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Pro forma financial information is not a projection or prediction of future results and is presented for informational purposes only.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the transaction and the integration of Northwestern into Chemical after closing include, without limitation:

  Completion of the transaction is dependent on, among other things, receipt of regulatory approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.
  The impact of the completion of the transaction on Chemical’s financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the third quarter of 2014.
  The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.
  The integration of Northwestern’s business and operations into Chemical, which will include conversion of Northwestern’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Northwestern’s or Chemical’s existing businesses.
  Chemical’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses from Northwestern’s loan portfolio than expected and deposit attrition may be greater than expected.

In addition, risk factors include but are not limited to, the risk factors described in Item 1A of Chemical’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.